                                                                EXHIBIT (c)1.




                            STOCK PURCHASE AGREEMENT



                              Dated March 16, 1994

                                  By and Among

                 A. B. CHANCE INDUSTRIES, INC. (the "COMPANY"),

                THE STOCKHOLDERS OF THE COMPANY (the "SELLERS")

                                      and

                       HUBBELL INCORPORATED (the "BUYER")
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
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                          TABLE OF CONTENTS
                          -----------------

Section                                                        Page
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
                              ARTICLE I

                             DEFINITIONS  . . . . . . . . . .     2

                              ARTICLE II

                 PURCHASE AND SALE OF COMMON STOCK  . . . . .     5

   2.1    Purchase and Sale of the Common Stock . . . . . . .     5
   2.2    Payments  . . . . . . . . . . . . . . . . . . . . .     5
   2.3    Repayment of Indebtedness; Redemption of Preferred
          Stock; Termination of Stock Options . . . . . . . .     5
   2.4    Termination of Stockholders Agreements  . . . . . .     6
   2.5    Closing   . . . . . . . . . . . . . . . . . . . . .     6


                            ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY     7

   3.1    Ownership and Transfer of Shares  . . . . . . . . .     7
   3.2    No Violation; Conflicts . . . . . . . . . . . . . .     8
   3.3    Approval of Agreement . . . . . . . . . . . . . . .     8
   3.4    Cor porate Existence and Qualification of the Company   9
   3.5    Capitalization of the Company . . . . . . . . . . . .  10
   3.6    Subsidiaries of the Company . . . . . . . . . . . . .  11
   3.7    Financial Statements  . . . . . . . . . . . . . . . .  12
   3.8    Absence of Undisclosed Liabilities  . . . . . . . . .  13
   3.9    Subsequent Events . . . . . . . . . . . . . . . . . .  13
   3.10   Tangible Personal Property  . . . . . . . . . . . . .  17
   3.11   Title to Real Property; Encumbrances  . . . . . . . .  18
   3.12   Real Property Leases  . . . . . . . . . . . . . . . .  20
   3.13   Contracts and Commitments . . . . . . . . . . . . . .  23
   3.14   No Violation; Conflicts . . . . . . . . . . . . . . .  28
   3.15   Environmental Matters . . . . . . . . . . . . . . . .  29
   3.16   Employee Benefit Plans  . . . . . . . . . . . . . . .  33
   3.17   Labor Controversies . . . . . . . . . . . . . . . . .  38
   3.18   Litigation  . . . . . . . . . . . . . . . . . . . . .  39
   3.19   Taxes . . . . . . . . . . . . . . . . . . . . . . . .  40
   3.20   Intangible Property . . . . . . . . . . . . . . . . .  42
   3.21   Approval of Agreement . . . . . . . . . . . . . . . .  43
   3.22   Licenses, Permits, Authorizations, Etc.   . . . . . .  44
   3.23   Insurance . . . . . . . . . . . . . . . . . . . . . .  45
   3.24   Books and Records . . . . . . . . . . . . . . . . . .  45
   3.25   Accounts Receivable and Accounts Payable  . . . . . .  45
   3.26   Condition of Assets . . . . . . . . . . . . . . . . .  46
   3.27   Inventory; Returns Policy . . . . . . . . . . . . . .  46
   3.28   Transactions with Affiliates  . . . . . . . . . . . .  47
   3.29   Brokers and Finders . . . . . . . . . . . . . . . . .  47
   3.30   Materials Previously Furnished to Buyer . . . . . . .  48

Section                                                        Page
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
                             ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF BUYER   . . . .  49

   4.1    Corporate Existence and Corporate Power   . . . . . .  49
   4.2    Approval of Agreement   . . . . . . . . . . . . . . .  49
   4.3    No Violation, Conflicts   . . . . . . . . . . . . . .  50
   4.4    Funds Available for Purchase  . . . . . . . . . . . .  51
   4.5    Purchase for Investment   . . . . . . . . . . . . . .  51

                             ARTICLE V

                    COVENANTS PRIOR TO CLOSING  . . . . . . . .  51

   5.1    Covenants of the Company  . . . . . . . . . . . . . .  51
   5.2    No Shopping.  . . . . . . . . . . . . . . . . . . . .  56
   5.3    Covenants of Buyer  . . . . . . . . . . . . . . . . .  57
   5.4    Covenants of Buyer, Sellers and the Company   . . . .  57

                             ARTICLE VI

                       CONDITIONS TO CLOSING  . . . . . . . . .  59

   6.1    Conditions to the Obligations of Each Party   . . . .  59
   6.2    Conditions to the Obligations of Sellers  . . . . . .  60
   6.3    Conditions to the Obligations of Buyer  . . . . . . .  62

                            ARTICLE VII

                    COVENANTS FOLLOWING CLOSING . . . . . . . .  64

   7.1    Access to Books and Records; Corporation  . . . . . .  64
   7.2    Directors and Officers Insurance and Indemnification   65
   7.3    Cooperation   . . . . . . . . . . . . . . . . . . . .  66


                             ARTICLE VIII

                           INDEMNIFICATION    . . . . . . . . .  67

   8.1    Survival of Representations and Warranties  . . . . .  67
   8.2    Indemnification by Sellers  . . . . . . . . . . . . .  67


                            ARTICLE IX

                            TERMINATION   . . . . . . . . . . .  69

   9.1    Termination of Agreement  . . . . . . . . . . . . . .  69
   9.2    Effect of Termination   . . . . . . . . . . . . . . .  70

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
Section                                                       Page
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
                            ARTICLE X

                          MISCELLANEOUS . . . . . . . . . . .   70

   10.1   Entire Agreement and Modification   . . . . . . . .   70
   10.2   Binding Agreement; Assignment   . . . . . . . . . .   70
   10.3   Counterparts  . . . . . . . . . . . . . . . . . . .   71
   10.4   Headings  . . . . . . . . . . . . . . . . . . . . .   71
   10.5   Governing Law   . . . . . . . . . . . . . . . . . .   71
   10.6   Payment of Fees and Expenses  . . . . . . . . . . .   71
   10.7   Parties   . . . . . . . . . . . . . . . . . . . . .   72
   10.8   Notice  . . . . . . . . . . . . . . . . . . . . . .   72

SCHEDULES

1.0       Stock Ownership
1.1       Knowledge of the Company
2.2       Purchase Price Allocation
2.3(a)    Prepayment of Indebtedness
2.3(b)    Termination of Stock Options
2.4       Stockholders Agreements
3.2       Conflicts
3.4       Charter and Bylaws
3.6       Subsidiaries
3.7       Financial Statements
3.9       Subsequent Events
3.10      Liens or Encumbrances
3.11      Real Property
3.13      Contracts and Commitments
3.14      Conflicts
3.15      Environmental Matters
3.16      Employee Benefit Plans
3.17      Labor Controversies
3.18      Litigation
3.19      Tax Matters
3.20      Claims of Infringement on Intangible Property
3.28      Transactions with Affiliates
10.8      Addresses of Sellers

EXHIBITS

A         Opinion of Buyer's Counsel
B         Opinion of Company Counsel
C         Certificate of Sellers

                            STOCK PURCHASE AGREEMENT

           THIS STOCK PURCHASE AGREEMENT is made and entered into this 16th day of March, 1994 (the "Agreement") by and among THE SHAREHOLDERS OF THE COMPANY, as set forth on Schedule 1.0 hereto (collectively referred to as "Sellers"), A.
B. CHANCE INDUSTRIES, INC., a Delaware corporation (the "Company"), and HUBBELL INCORPORATED, a Connecticut corporation ("Buyer").
           WITNESSETH THAT:
           WHEREAS, Sellers collectively own all of the outstanding shares of capital stock of the Company, consisting of 146,537 shares of Class A common stock, par value $.01 per share, 197,632 shares of Class B common stock, par value $.01 per share and 652,013 shares of Class C common stock, par value $.01 per share (collectively the "Common Stock"), and 100 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), as set forth on Schedule 1.0 hereto;
           WHEREAS, the Preferred Stock will be redeemed, as provided in
Section 2.3 below, so that the Common Stock will constitute all of the outstanding capital stock of the Company; and
           WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Common Stock upon the terms and conditions set forth herein;
           NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

                                   ARTICLE I

                                  DEFINITIONS

           "Code" means the Internal Revenue Code of 1986, as amended.
           "Company Property" means all real property in which the Company or any Subsidiary has any legal interest, including without limitation a leasehold interest, including the Parkersburg, West Virginia facility; and any equipment or other property owned or leased by the Company or any Subsidiary at such real property.
           "Company's knowledge" refers to the actual knowledge of the individuals listed on Schedule 1.1 hereto.
           "Environmental Claim" means any claim, demand, action, suit, complaint, proceeding or other written or oral notification by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) or any violation or non-compliance arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

           "Environmental Laws" means all foreign, federal, state and local laws, statutes, rules, regulations, ordinances, orders, judgments, decrees, common law and other requirements of law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act (including, without limitation, the Resource Conservation and Recovery Act), the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar laws of any governmental authority.
           "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations or exemptions required under any Environmental Laws for the Company to conduct its operations.
           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
           "Foreign Plan" means a Plan that is established or maintained by a Foreign Subsidiary, or with respect to which the Foreign Subsidiary has any obligation or liability (whether primary or secondary).
           "Foreign Subsidiary" means a subsidiary that is established outside the United States.
           "Former Company Property" means all real property in which the Company or any Subsidiary formerly had any property interest, including without limitation a leasehold interest; and any equipment or other property owned or leased by the Company or any Subsidiary at such real property.
           "Material Adverse Effect" means a material adverse effect on the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.
           "Materials of Environmental Concern" refers to any waste, pollutant, contaminant or other substance of any kind regulated by or under, or which may otherwise give rise to liability under, any Environmental Laws.
           "Sellers' Representative" shall mean Anna M. Fallon, or such replacement or successor as shall be designated by Sellers owning an aggregate of two-thirds or more of the Common Stock. Sellers' Representative shall be entitled to take the actions specified in this Agreement with the concurrence of Sellers owning an aggregate of two-thirds or more of the Common Stock, and shall have no liability or obligation for any action taken with such concurrence.
           "Taxes" means any Federal, state, local, foreign and other income, franchise, capital stock, employees' income withholding, back-up withholding, social security, unemployment, disability, real property, personal property, sales, use, excise, transfer, customs, and other taxes or governmental fees or charges, including any interest, penalties or additions or to the foregoing, whether disputed or not.

                                   ARTICLE II

                       PURCHASE AND SALE OF COMMON STOCK

           2.1 Purchase and Sale of the Common Stock. On the Closing Date (as defined in Section 2.5), Sellers (severally and not jointly) will sell to Buyer and Buyer will purchase from Sellers all of the Common Stock.
           2.2   Payments.
           In consideration of the sale to Buyer of the Common Stock:
           (i) On the Closing Date Buyer shall pay the sum of $110,000,000.00 (the "Purchase Price"), minus the Indebtedness Payments (as defined in Section 2.3).
           (ii) All payments to Sellers shall be allocated among Sellers as specified on Schedule 2.2 and shall be made by wire transfer of immediately available funds to accounts designated by J.P. Morgan Capital Corporation, Teachers Insurance and Annuity Association of America and Emerson Electric Co., with respect to the amounts payable to them, and to an account designated by Sellers' Representative with respect to the amounts payable to the remainder of the Sellers.
           2.3 Repayment of Indebtedness; Redemption of Preferred Stock; Termination of Stock Options. On the Closing Date, (a) the indebtedness of the Company described on Schedule 2.3(a) hereto shall be paid in full by the Company, including all interest accrued through the Closing Date, (b) the Company shall redeem all of the Preferred Stock for a redemption price of Ten Million Dollars ($10,000,000), as provided in the Restated

Certificate of Incorporation of the Company, and (c) the outstanding options for purchase of Common Stock, described in Schedule 2.3(b) hereto (the "Options"), shall be "cashed out" and terminated as provided in Schedule 2.3(b). The total amount of such payments (the "Indebtedness Payments") shall be determined by the Company and it shall advise Sellers and Buyer of such amount not later than two business days prior to the Closing Date. At Closing Buyer shall loan to the Company, or otherwise arrange for provision to the Company of, the Indebtedness Payments, and the Company shall immediately make such payments and discharge such obligations in full.
           2.4 Termination of Stockholders Agreements. Effective as of the Closing (as defined in Section 2.5), the agreements between the Company and various of the Sellers specified in Schedule 2.4 hereto (the "Stockholders Agreements") shall be terminated and shall thereafter be of no further force and effect.
           2.5 Closing. The Closing ("Closing") of the transactions provided for herein shall take place at the offices of Bryan Cave, One Metropolitan Square, 211 North Broadway, St. Louis, Missouri, at 9:00 a.m. on April 19, 1994, or if all conditions to the Closing have not been satisfied or waived by such date, on the date mutually designated by the Company and Buyer which shall be within five days after the date on which all such conditions are satisfied or waived, but in no event later than June 30, 1994 unless agreed to in writing by the Company, Buyer and Sellers' Representative. The date of the Closing of the transactions provided for herein is referred to herein as the "Closing Date."

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

           Sellers hereby make the representations and warranties set forth in Sections 3.1 through 3.3 at the date hereof and as of the Closing Date. Such representations and warranties are made by each Seller severally, and not jointly, and only as to matters affecting such Seller. The Company hereby makes the other representations and warranties contained in this Article III.
           3.1 Ownership and Transfer of Shares. Each Seller has good and marketable title to all of its shares of Common Stock free and clear of all liens, pledges, charges, encumbrances, equities, claims and options of any nature ("Liens"), security interests and restrictions, and each Seller has full legal right and power to transfer and deliver all of its shares of Common Stock to Buyer free and clear of any Liens, security interests or restrictions, except in each case for Liens, security interests and restrictions as may be contained in the Stockholders Agreements. There are no outstanding subscriptions, warrants, options, contracts, calls, puts or other rights or agreements of any kind with regard to any shares of the Common Stock or Preferred Stock or any other capital security of the Company of any kind (i) obligating any Seller to issue, sell or transfer any shares of capital stock of the Company or any Subsidiary, any securities convertible into or exchangeable for shares of capital stock of the Company or any Subsidiary, or any other rights to acquire capital stock of the Company or any Subsidiary; (ii) obligating any Seller to grant, offer or enter into any of the foregoing; or (iii) relating to the voting or control of any shares of capital stock of the Company or any Subsidiary, except as provided in the Stockholders Agreements.
           3.2 No Violation; Conflicts. The execution and delivery of this Agreement by each Seller does not, and the consummation by such Seller of the transactions contemplated hereby in compliance with the provisions hereof will not except as described in Schedule 3.2, (i) conflict with any provision of the Certificate of Incorporation or By-laws of such Seller; (ii) violate any United States Federal, state or foreign law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality, to which such Seller is subject; or (iii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any material agreement, indenture or other instrument to which such Seller is a party or to which any of their property is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or action by a third party, would result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of such Seller.
           3.3 Approval of Agreement. (a) Each Seller which is a corporation is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. The execution and delivery of this Agreement has been duly authorized and approved by the requisite corporate action of each of the corporate Sellers. Pursuant to such authorization and approval, each corporate Seller has full and unrestricted legal right, power and authority to enter into this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby and to sell, assign, transfer and deliver the Common Stock to Buyer free and clear of all Liens. All necessary or appropriate action has been taken by each Seller with respect to the execution and delivery of this Agreement and the performance of its respective obligations hereunder. This Agreement constitutes a valid and binding agreement of each Seller and, assuming this Agreement constitutes a valid and binding obligation of Buyer, is enforceable against each of them in accordance with its terms.
           (b) Except with respect to expiration of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") waiting period, no authorization, order, consent, or approval of, or filing or registration with, any third party or domestic or foreign governmental or regulatory authority is necessary for or in connection with the execution and delivery by each Seller of this Agreement or the consummation by such Seller of the transactions contemplated by this Agreement.
           3.4 Corporate Existence and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to duly own, lease and operate the properties now owned or leased by it and to carry on its business as now conducted in all material respects. The Company is duly qualified or licensed as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where its failure so to qualify or be licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Certified copies of the Company's Restated Certificate of Incorporation and Bylaws, including all amendments thereto, are attached to Schedule 3.4 hereto.
           3.5 Capitalization of the Company. The duly authorized capital stock of the Company is 1,994,600 shares, consisting of 1,100,000 shares of Class A Common Stock, 229,000 shares of Class B Common Stock and 665,500 shares of Class C Common Stock and 100 shares of Preferred Stock. 146,537 shares of Class A Common Stock, 197,632 shares of Class B Common Stock, 652,013 shares of Class C Common Stock and 100 shares of Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, warrants, options, contracts, calls, puts or other rights or agreements of any kind with regard to any shares of the Common Stock or Preferred Stock or any other capital security of the Company of any kind (i) obligating the Company or any of the Subsidiaries to issue, sell or transfer any shares of capital stock of the Company, any securities convertible into or exchangeable for shares of capital stock of the Company, or any other rights to acquire capital stock of the Company; (ii) obligating the Company to grant, offer or enter into any of the foregoing; or (iii) relating to the voting or control of any shares of capital stock of the Company, except
(a) for the Options and (b) as provided in the Stockholders Agreements.
           3.6 Subsidiaries of the Company. The Company's subsidiaries consist of A. B. Chance Company (and its wholly owned subsidiary Chance Foreign Sales Corporation), A. B. Chance U.K. Ltd., and A. B. Chance Company of Canada Ltd. (collectively the "Subsidiaries"). The entire authorized and outstanding capital stock of each of the Subsidiaries is as specified in Schedule 3.6 hereto, and all of the issued and outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is owned by the Company free and clear of all Liens; and there are no voting trusts, voting agreements or similar understandings applicable to such shares. There are no outstanding subscriptions, options, rights, warrants, puts, calls, registration or other agreements or commitments of any type (i) obligating the Company or any of the Subsidiaries to issue, sell or transfer any shares of capital stock of any Subsidiary, any securities convertible into or exchangeable for shares of capital stock of any Subsidiary, or any other rights to acquire capital stock of any Subsidiary; (ii) obligating the Company to grant, offer or enter into any of the foregoing; or (iii) relating to the voting or control of any shares of capital stock of any Subsidiary. The Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions specified in Schedule 3.6, and have the requisite corporate power and authority to own, operate and lease their respective properties and to carry on their businesses as now conducted in all material respects. The Subsidiaries are duly qualified or licensed as foreign corporations and are in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where its failure so to qualify or be licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A certified copy of each Subsidiary's document of incorporation and Bylaws, including all amendments thereto, are attached to Schedule 3.6 hereto. Other than the Subsidiaries and except as set forth in Schedule 3.6 hereto, the Company does not, directly or indirectly, own any twenty-five percent or greater equity interest in any business, corporation, partnership, joint venture or other business association or entity.
           3.7 Financial Statements. Attached hereto as Schedule 3.7 are the consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows of the Company and the Subsidiaries as of November 30, 1992 and 1993 and for the years then ended (the "Financial Statements") as audited by KPMG Peat Marwick. The Financial Statements, together with any notes thereto, were prepared in accordance with U.S.

generally accepted accounting principles ("GAAP") consistently applied through the periods involved, and present fairly in all material respects the consolidated financial position and results of operations as of the respective dates and for the respective periods indicated of the Company and its Subsidiaries.
           3.8 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities, whether currently due, accrued, contingent or otherwise (collectively, "Liabilities") of a nature required under GAAP to be reflected or reserved against on the Company's consolidated financial statements or otherwise reflected or reserved against in the notes or schedules thereto, other than the following:
             (a) Liabilities fully and adequately reflected or reserved against in the Financial Statements or otherwise specifically disclosed in the Schedules;
             (b) Liabilities incurred in the ordinary course and consistent with past experience since November 30, 1993; or (c) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
            3.9 Subsequent Events. Except as described on Schedule 3.9 hereto, since November 30, 1993:
             (a) there has been no Material Adverse Effect;
             (b) the Company has not declared, set aside or paid any dividend on, or made any distribution of property or cash in respect of, its shares of capital stock;

             (c) the Company has not sold (other than pursuant to the exercise of Options, if any), or directly or indirectly redeemed, purchased or otherwise acquired, any of its shares of capital stock;
             (d) neither the Company nor any Subsidiary has incurred any obligation or liability (fixed or contingent) except normal trade or business obligations incurred in the ordinary course of business, none of which has a Material Adverse Effect;
             (e) neither the Company nor any Subsidiary has discharged or satisfied any Lien or encumbrance or paid any obligation or liability (fixed or contingent), other than amounts due and payable (other than as a result of acceleration or default) or payments made in the ordinary course of business under the revolving credit facility with Morgan Guaranty Trust Company of New York, as Agent (the "Revolver");
             (f) neither the Company nor any Subsidiary has mortgaged, pledged or subjected to Lien, charge, security interest or to any other encumbrance any of its assets or properties (whether tangible or intangible), other than in the ordinary course of business;
             (g) neither the Company nor any Subsidiary has sold, assigned, transferred, leased or otherwise disposed of, or agreed to sell, assign, transfer, lease or otherwise disposed of, any of its assets, or acquired or leased (other than by a renewal of an existing lease) any assets (other than in the ordinary course of business), or made any capital expenditures or committed to make any capital expenditures in excess of $100,000;
             (h) neither the Company nor any Subsidiary has cancelled or compromised any debt or claim, other than in the ordinary course of business;
             (i) neither the Company nor any Subsidiary has waived or released any claims or rights of value or modified any agreement other than in the ordinary course of business;
             (j) neither the Company nor any Subsidiary has made any change in, or materially increased the persons covered by, any bonus, incentive compensation, deferred compensation, profit-sharing, stock option, stock purchase, stock award, severance pay, retirement, pension, group insurance, disability, death benefit or other employee benefit plans, trust agreements or arrangements, except for changes in such other employee benefit plans or arrangements as are, in the aggregate, immaterial;
             (k) neither the Company nor any Subsidiary has conducted its business or entered into any transaction, contract or commitment, except this Agreement and the transactions contemplated hereby, other than in the ordinary course of business, consistent with past management practices (including, without limitation, management of inventory, collection of accounts receivable, payment of accounts payable and timing of receipts and disbursements of cash);

             (l) neither the Company nor any Subsidiary has suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which adversely affects the ability of the Company or any Subsidiary to conduct its business;
             (m) neither the Company nor any Subsidiary has terminated, discontinued, closed or disposed of any plant, facility or business operation;
             (n) neither the Company nor any Subsidiary has introduced any material change with respect to the operation of its business, including its method or practice of accounting;
             (o) neither the Company nor any Subsidiary has increased the carrying value of any of its assets (whether tangible or intangible);
             (p) neither the Company nor any Subsidiary has suffered any extraordinary loss (as that term is defined in APB Opinion No. 30);
             (q) neither the Company nor any Subsidiary has issued, sold or otherwise disposed of any shares of its capital stock or any evidences of indebtedness or other securities of the Company or any Subsidiary, except pursuant to the Options and the debt instruments described on Schedule 2.3(a);
             (r) neither the Company nor any Subsidiary has granted or made any options, warrants, calls, rights, commitments or any other agreements of any character obligating it to issue any shares of its capital stock or evidences of indebtedness or other securities of the Company or any Subsidiary, except for Options for 5,000 shares granted on January 26, 1994;
             (s) neither the Company nor any Subsidiary has had any customer or customers terminate its or their relationship with it or suffered any deterioration in its relationship with any customer or customers the effect of which individually, or in the aggregate, has had, or may reasonably be expected to have, a Material Adverse Effect;
             (t) neither the Company nor any Subsidiary has made any loans or advances to any person, firm or corporation including, without limitation, to any of its officers, directors or shareholders or any affiliate thereof, other than loans or advances by the Company to its Subsidiaries and advances to employees for travel and other expenses in the ordinary course of business; or
             (u) neither the Company nor any Subsidiary has entered into any agreement to do any of the foregoing.
            3.10 Tangible Personal Property. (a) The Company and each Subsidiary have good and marketable title to their respective tangible personal properties, including, without limitation, the tangible personal properties reflected in the Financial Statements (except properties since sold or otherwise disposed of in the ordinary course of business) free and clear of all Liens, except (i) as shown on the Financial Statements, (ii) Liens for current taxes and assessments not yet delinquent or being contested in good faith by appropriate proceedings, (iii)
purchase money, materialmen's, mechanics' and similar liens incurred in the ordinary course of business, (iv) the matters disclosed in Schedule 3.10, and
(v) such minor imperfections of title and encumbrances, if any, which individually or in the aggregate do not detract from the value of or interfere with the present use of the tangible personal properties subject thereto or affected thereby or otherwise impair business operations conducted by the Company or any Subsidiary.
           (b) All leases pursuant to which the Company or any Subsidiary leases as lessor or lessee any material tangible personal property are in good standing and are valid and binding in accordance with their respective terms, and there is not under any of such leases any existing default, event of default or event which with notice or lapse of time or both would constitute a default, on the part of the Company or any Subsidiary, or, to the best of the knowledge of the Company, on the part of any other party to such leases. None of the rights of the Company or any Subsidiary under any of such leases is subject to termination or modification as the result of the transactions contemplated by this Agreement.
           3.11 Title to Real Property; Encumbrances. (a) The Company and each Subsidiary have good and marketable title to their respective real properties including, without limitation, the properties reflected in the Financial Statements free and clear of all Liens except (i) as shown on such Financial Statements, (ii) Liens for current taxes and assessments not yet delinquent or being contested in good faith by appropriate proceedings, (iii) mechanics', materialmen's and similar Liens incurred in the ordinary course of business, (iv) such imperfections of title and encumbrances, if any, which individually or in the aggregate do not detract from the value of or interfere with the present use of the real properties subject thereto or affected thereby or otherwise impair business operations conducted by the Company or any Subsidiary, (v) matters disclosed on Schedule 3.11 and (vi) matters set forth in any title insurance policies or title commitments which have previously been delivered to, or obtained by, Buyer.
           (b) There is no condemnation proceeding or eminent domain proceeding of any kind pending or, to the best knowledge of the Company, threatened, against any such real properties except as described in Schedule 3.11.
           (c)   The Company does not lease any real properties to others.
           (d) All such real properties are, to the extent required, occupied under a valid and current occupancy permit or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy; there are no facts which would prevent any such real properties from being occupied after the Closing in substantially the same manner as before.
           (e) All such real properties are, and all improvements thereon were, constructed in compliance with all applicable federal, state or local statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building or zoning laws or codes) affecting such premises.
           (f) Such real properties and the present use and condition thereof do not violate any applicable deed restrictions or other covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to such real properties as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of such real properties, other than those which are transferable with such real properties, are required by any governmental agency having jurisdiction over such real properties or their operation.
           (g) All improvements on such real properties are wholly within the lot limits of the real properties and do not encroach on any adjoining premises; and there are no encroachments on any such real properties by any improvements located on any adjoining premises.
           (h)   There have been no improvements made to or construction on such real properties within the period provided by law for the filing of mechanics' liens, other than in the ordinary course of business.
           (i) All buildings and improvements located on such real properties are in good structural condition and no conditions exist which would make such real property unsafe or hazardous in any material respect.
           3.12  Real Property Leases.   (a)  The Company and each Subsidiary,
to the extent any of them leases as lessee (a

"Lessee") any real property (the "Leased Premises") have good, valid and insurable title to the leasehold estate under each lease, as Lessee, free and clear of all Liens, except Liens for (i) current taxes not yet delinquent or being contested in good faith by appropriate proceedings and (ii) such encumbrances, if any, which individually or in the aggregate do not materially detract from the value of or interfere with the present use of the Leased Premises subject thereto or affected thereby or otherwise impact business operations conducted by the Company or any Subsidiary. Each Lessee enjoys peaceful and quiet possession of its Leased Premises, and there is not under any Lease any default by the Lessee thereunder or any condition which with notice or the passage of time or both would constitute such a default, and no Lessee has received notice asserting the existence of any such default or condition.
           (b) The Company has heretofore made available to Buyer a true and complete copy of each lease and all amendments thereto (a "Lease") pertaining to any Leased Premises. Each Lease is valid and binding and in full force and effect and the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the rental.
           (c) There is no condemnation proceeding or eminent domain proceeding of any kind pending or, to the best knowledge of the Company, threatened, against any Leased Premises.
           (d) Each Lessee has the full right to exercise the renewal options contained in its respective Leases on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each Leased Premises for the full term of such renewal options.
           (e) All Leased Premises are, to the extent required, occupied under a valid and current occupancy permit or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy; there are no facts which would prevent any Leased Premises from being occupied after the Closing in substantially the same manner as before.
           (f) All Leased Premises are, and all leasehold improvements thereon were, constructed in compliance with all applicable Federal, state or other statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building or zoning laws or codes) affecting the occupancy of such premises. All contributions required to have been paid by the lessor and the Lessee in connection with the construction of any Leased Premises have been paid.
           (g) The Leased Premises and the present use and condition thereof do not violate any applicable deed restrictions or other covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the occupancy of the Leased Premises as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the occupancy by the lessee of the Leased Premises, other than those which are held by the lessee, are required by any governmental agency having jurisdiction over the Leased Premises or their operation.
           (h) All improvements on the Leased Premises are wholly within the lot limits of the Leased Premises and do not encroach on any adjoining premises; and there are no encroachments on any Leased Premises by any improvements located on any adjoining premises.
           (i) All improvements located on any Leased Premises are in good structural condition. There has been no damage to any Leased Premises which would create any unsafe or hazardous condition at the Leased Premises in any material respect.
           3.13 Contracts and Commitments. Schedule 3.13 is a complete and correct list setting forth the following information:

            (i) all real property owned of record or beneficially by the Company or any Subsidiary and all Leases of real property to which the Company or any Subsidiary is a party, with the address of each such property and an indication of whether such property is leased or owned;

            (ii) all policies of liability, environmental, crime, fidelity, life, fire, workers' compensation, health, director and officer liability and any other forms of insurance in force insuring the personnel, properties, buildings, machinery, equipment, fixtures or other assets of the Company and any Subsidiary;
           (iii) (a) all contracts or commitments, whether oral or written (including, without limitation, mortgages, leases, indentures and loan agreements) to which the Company or any Subsidiary is a party, or to which it or any of its assets or properties is subject, except (y) such contracts, understandings and commitments which are listed on other Schedules required by this Agreement and (z) contracts, understandings and commitments entered into in the ordinary course of business and which involve, or which may reasonably be expected to involve, the payment by or to any one or more of the Company and the Subsidiaries of less than $50,000 with respect to any one contract or commitment or $100,000 with respect to any group of contracts or commitments with the same entity or its subsidiaries or affiliates and
      (b) any contracts, understandings or commitments, whether oral or written, not in the ordinary course of business to which the Company or any Subsidiary is a party in excess of $5,000 with respect to any one contract or commitment;
            (iv) all contracts containing any covenant restricting the freedom of the Company or any Subsidiary to compete in any line of business or with any person or to conduct business in any part of the world;
             (v) all collective bargaining agreements, employment, consulting and termination agreements, executive compensation plans, bonus plans or other incentive compensation plans, deferred compensation agreements, severance pay arrangements, pension plans, employee retirement plans (whether funded or unfunded), employee stock purchase, stock ownership, stock option or profit sharing plans, any other "employee benefit plan (as defined in Section 3(3) of ERISA), group life insurance, hospitalization insurance or other material, binding contracts, plans or arrangements (whether formal or informal) providing for benefits for any employees and all trust agreements or other agreements relating to any of the above, whether any of the above are written or oral;
            (vi) the name of each bank or other financial institution from which loans, lines of credit or other credit commitments to the Company or any Subsidiary are outstanding, and the names of all persons authorized to borrow or to discount debt obligations or otherwise act on behalf of the Company or any Subsidiary in any dealings with such banks;
           (vii) the name of each bank or other financial institution in which the Company or any Subsidiary has an account or safe deposit box, the numbers of such accounts or boxes and the names of all persons authorized to draw thereon or have access thereto;
          (viii) the names of the ten largest suppliers to, and then ten largest customers of, the Company for the twelve month period ended November 30, 1993 together with the dollar volume by supplier and customer and a general description of the goods or services provided by each supplier, and whether any substantial change in such suppliers and customers has occurred since November 30, 1993 or, to the knowledge of the Company, is expected to occur after such date;
            (ix) all arrangements respecting loans to, or guarantees of loans to, employees of the Company or any Subsidiary made by the Company or any Subsidiary, other than travel advances to employees and ordinary course of business employee purchase programs;
             (x) a summary of claims by line of insurance coverage for the Company and the Subsidiaries for the years 1989 through the date of this Agreement (other than workers compensation and product liability insurance claims which have previously been made available to Buyer) and a list of all open insurance contracts under which audit, retrospective or experience adjustments can be made;
            (xi) all outstanding commitments by the Company or any Subsidiary to make a capital expenditure, capital addition or capital improvement involving an amount in excess of $100,000, together with a description of any proposal, submitted to the Board of Directors, by the Company or any Subsidiary to make or commit to make any capital expenditure, capital addition or capital improvement subsequent to the date hereof involving an amount in excess of $100,000;
           (xii) all registered service marks, registered trade names, registered trademarks, registered brand names, registered copyrights, registered designs, patents, and all pending registrations and applications for any of the foregoing (collectively "Intellectual Property Rights"), owned or used by, or licensed to, the Company or any Subsidiary; and
           (xiii) all contracts, agreements or other arrangements under which the Company or any Subsidiary has granted, or is obligated to grant, rights to others to use, reproduce, market or exploit any Intellectual Property Rights.
           There is no organization of a type described in Section 501(c)(3) of the Code that, to the best knowledge of the Company, receives more than one-third of its support in any taxable year from grants, or contributions from the Company and the Subsidiaries.
           True and complete copies of all documents referred to in such list (the "Contracts") were delivered or made available to Buyer and its counsel, together with all amendments thereto. All of the Contracts set forth on
Schedule 3.13 are valid and binding in accordance with their terms and in full force and effect, and no breach or default by the Company or any Subsidiary, or event which, with notice or lapse of time or both, could constitute a breach or default by the Company or any Subsidiary, exists with respect thereto, and no party thereto has given notice or asserted to the Company or any Subsidiary that the Company or any Subsidiary is in default thereunder. To the best of the Company's knowledge, no party to any Contract has any intention to (a) terminate such Contract or amend the terms thereof, (b) decrease significantly the volume or nature of the business conducted with the Company and its Subsidiaries under such Contract, (c) refuse to renew such Contract upon expiration thereof, or
(d) renew such Contract upon expiration thereof on terms and conditions which are materially more onerous to the Company or its Subsidiaries than those pertaining to such Contract.
           3.14  No Violation; Conflicts.
           (a) The Company and each Subsidiary has complied with, and is not in default in any respect under, any laws, rules, regulations, orders or decrees applicable to its businesses or properties where failure to so comply or any such default would reasonably be expected either, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received notice of any violation of any applicable Federal, state, local or foreign law, rule, regulation, order or decree relating to its property or the operation of its business which violation would reasonably be expected either, individually or in the aggregate, to have a Material Adverse Effect, and the Company is not aware of any threatened claim of such a violation (including any investigations regarding the businesses or properties of the Company or any Subsidiary). Since December 1, 1993 there has not been any law, code, regulation or ordinance adopted, or, to the best knowledge of the Company, pending before a legislative or administrative body in any jurisdiction where the Company or any Subsidiary carries on business, that would reasonably be expected either, individually or in the aggregate, to have a Material Adverse Effect.

           (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby in compliance with the provisions hereof will not except as described in
Schedule 3.14, (i) conflict with any provision of the Certificate of Incorporation or By-laws of the Company or any Subsidiary; (ii) violate any United States Federal, state or foreign law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality, to which the Company or any Subsidiary is subject; or (iii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any agreement, indenture or other instrument to which the Company or any Subsidiary is a party or to which any of their property is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or action by a third party, would result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority which restricts or interferes with the performance of this Agreement.
           3.15  Environmental Matters.  (a)  Except as set forth on Schedule
3.15:
             (i) the Company and each Subsidiary is in compliance with all applicable Environmental Laws, and for the past five years has been in such compliance; and there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future;
            (ii) the Company and each Subsidiary holds all Environmental Permits; Schedule 3.15(a)(ii) is a true and complete of all such Environmental Permits and their expiration dates; the Company has no reason to believe that such permits (A) will not be renewed, or (B) will be renewed under terms that are reasonably likely to have a Material Adverse Effect;
           (iii) there are no Materials of Environmental Concern present at, and no Materials of Environmental Concern are or have been in any way released or threatened to be released from, any Company Property, Former Company Property, or as a result of present or former operations of the Company or any Subsidiary (including, without limitation, any construction, renovation, maintenance or demolition work at any Company Property or Former Company Property), that are reasonably likely to be in violation of or otherwise to give rise to liability of the Company under any Environmental Laws as now in effect;
           (iv) no reports of any kind have made to or required by any Governmental Authority pursuant to any Environmental Laws, other than reports that, prior to the signing of this Agreement, true and complete copies of which the Company has provided to the Buyer, concerning spills or any other releases or threatened release of any kind at, or in way from, any Company Property, Former Company

      Property, or present or former operations of the Company or any Subsidiary, for which spills, releases or threatened releases, or reports thereof the Company or any Subsidiary may be liable under any Environmental Laws as now in effect;
             (v) none of the following are on, under, in or at any Company
      Property: (A) underground or aboveground storage tanks containing Materials of Environmental Concern, (B) polychlorinated biphenyls, (C) asbestos or asbestos-containing materials, (D) septic tanks, septic fields, dry-wells, or similar structures, (E) lagoons, impoundments, or other bodies of water to which Materials of Environmental Concern have been discharged, or in which Materials of Environmental Concern otherwise are present, (F) landfills, dumping areas, or similar locations where Materials of Environmental Concern have been placed or where Materials of Environmental Concern otherwise are present;
            (vi) nothing enumerated in Section 3.15(a)(v)(A)-(F) has been on, under, in, or at any Company Property in a manner that is reasonably likely to give rise to liability of the Company under any Environmental Laws as now in effect;
           (vii) neither the Company nor any Subsidiary has received any Environmental Claim as to which the Company's or its Subsidiaries' liabilities or obligations, contingent or otherwise, have not been fully and finally resolved, and, to the best of the Company's knowledge, no such

      Environmental Claim against the Company or any Subsidiary has been threatened by any Person;
          (viii) neither the Company nor any Subsidiary has entered into, agreed to, or is otherwise subject to any judgment, decree, order or similar requirement under any Environmental Laws as to which the Company's or its Subsidiaries' liabilities or obligations, contingent or otherwise, have not been fully and finally discharged, nor is the Company or any Subsidiary negotiating any such judgment, decree, order or requirement;
            (ix) neither the Company nor any Subsidiary has assumed or retained, contractually or by operation of law, any liabilities or obligations, contingent or otherwise, that is reasonably likely to give rise to liability in connection with any Environmental Laws; and
             (x) other than those matters identified on Schedule 3.15 as exceptions to the foregoing representations Section 3.15(a)(i)-(ix), and those matters identified in any reports provided to the Buyer referred to in the foregoing Section 3.15(a)(iv) or in Section 3.15(b), there are no past or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Materials of Environmental Concern, that are reasonably likely to give rise to any liability or obligation of the Company or any Subsidiary under any Environmental Laws.

           (b) Prior to the signing of this Agreement, the Company has provided or made available to Buyer complete copies of all reports, studies, assessments, audits, and other similar documents in the possession or control of the Company, any Subsidiary, or any Seller (other than, in the case of the Sellers, any reports, studies, assessments, audits, and other similar documents prepared or furnished by the Company or any Subsidiary) that address any issues of actual or potential noncompliance with, or actual or potential liability under, any Environmental Laws that affects the Company or any Subsidiary.
           (c) Except as set forth on Schedule 3.15(c), no Environmental Laws require any permit, license, consent, or other authorization to be obtained from, or any application, filing, or other notice to be given to, any Person in connection with this Agreement or the transactions contemplated by this Agreement.
           3.16  Employee Benefit Plans.
           (a)   Schedule 3.16(A) sets forth an accurate and complete list of
(i)(A) all employee benefit plans (within the meaning of Section 3(3) of ERISA) (including, retiree medical, dental, life insurance and severance plans), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation and supplemental retirement plans (whether or not subject to ERISA), and all plans maintained for the benefit of employees outside the United States, (B) all employment, termination and severance contracts or agreements, whether formal or informal, which are legally binding, and (C) all other plans, programs, contracts, agreements or arrangements under which the liabilities or obligations as to any employee or former employee exceed $5,000, in each case, with respect to which the Company or any of its Subsidiaries has any obligation (whether primary or secondary) or which are maintained, contributed to or sponsored by the Company or any member of its controlled group of organizations ("Commonly Controlled Entity") within the meaning of
Section 414 of the Code for the benefit of any current or former employee, officer or director of the Company, any of its Subsidiaries, or any Commonly Controlled Entity; and (ii) each employee benefit plan (whether or not subject to ERISA) for which the Company, any of its Subsidiaries or any Commonly Controlled Entity could incur liability under applicable law, including without limitation, Section 4069 of ERISA in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company, any of its Subsidiaries or any Commonly Controlled Entity remains secondarily liable under
Section 4204 of ERISA or other applicable law (collectively, the "Plans").
           (b) With respect to each Plan, the Company has made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent Internal Revenue Service determination letter; (iii) any summary plan description, or summary material modification and any other written communications by the Company, any of its Subsidiaries, or any Commonly Controlled Entity to its employees describing the features of a Plan to employees in general or interpreting the terms of a Plan (other than interpretations in connection with routine claims for benefits made in the ordinary course); and (iv) with respect to each Plan for which the following is required to be compiled, for the two most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to an auditor's request for information.
           (c)(i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) with respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the best of the Company's knowledge, threatened, and no facts or circumstances exist which could give rise to any such actions, suits or claims; (iii) with respect to any Plan, neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Code Section 4975 or ERISA Section 406, which subjects, or if discovered would subject, the Company, any of its Subsidiaries or Buyer to any liability under the Code or ERISA; (iv) with respect to any Plan, no event has occurred and no condition exists that subjects, or if discovered would subject, the Company, either directly or by reason of its affiliation with any Commonly Controlled Entity, to any liability under ERISA, the Code or other applicable laws, rules and regulations; (v) all contributions or premium payments required to be made prior to the Closing Date under the terms of any Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be timely made prior to the Closing Date or, to the extent not paid, adequate reserves have been provided for on the Financial Statements for all benefits and contributions relating to service on or prior to the date of the Financial Statements; (vi) no Plan provides for an increase in benefits on or after the Closing Date (other than incident to continued employment or the passage of time) nor has any such increase been approved or communicated to any employee of the Company, any Commonly Controlled Entity or any Subsidiary; and (vii) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the most recent Form 5500 since the date thereof.
           (d) (i) No Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists which constitutes a reportable event within the meaning of ERISA Section 4043 which would result in a liability to the Company or any member of its Controlled Group and no condition exists which subjects the Company or any member of its Controlled Group to a fine under ERISA Section 4071; (iii) as of the Closing Date, the Company and each member of its Controlled Group will have made all required premium payments when due to the Pension Benefit Guaranty Corporation ("PBGC"); (iv) neither the Company nor any member of its Controlled Group is subject to any liability to the PBGC for any plan termination occurring on or prior to the Closing Date; (v) no amendment has occurred which has required or could require the Company or any member of its

Controlled Group to provide security pursuant to Code Section 401(a)(29); and
(vi) neither the Company nor any member of its Controlled Group has engaged in a transaction which subjects it, or if discovered would subject it, to liability under ERISA Section 4069.
           (e) Accrued liabilities in respect of Foreign Plans which provide pension benefits are recognized and provided for in accordance with the law and generally accepted accounting principles in the countries where such plans are maintained.
           (f) Neither the Company nor any Commonly Controlled Entity has, during the past five years, had any obligation to contribute to, or incurred any liability with respect to, any Plan that is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.
           (g) Each Plan which is intended to meet the requirements for tax-favored treatment under the Code or which is intended to be qualified within the meaning of Code Section 401(a) meets such requirements or is so qualified and has received a favorable determination letter from the Internal Revenue Service with respect thereto; and nothing has occurred which would cause the loss of any such tax-favored treatment or qualification.
           (h) Schedule 3.16(A) sets forth, on a plan by plan basis, the correct methodology for calculating benefits payable under each unfunded Plan with respect to which the Company is required to record a liability and for which no actuarial reports have been prepared.

           (i) No Plan exists which will result in the payment to any employee, officer or director of the Company, any Commonly Controlled Entity or any Subsidiary of any money or other property or rights or accelerate or provide any other rights or benefits to any person as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G and whether or not such payment would require subsequent termination of employment or any other subsequent event before payment, except as contemplated by the terms of Article II hereof.
           3.17  Labor Controversies.  Except as disclosed on Schedule 3.17,
(i) there is no unfair labor practice, charge or complaint pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary; (ii) there is no labor strike, slowdown, work stoppage, lockout, material dispute or other material labor controversy in effect, or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, and neither the Company nor any Subsidiary has experienced any such labor controversy within the past five years; and (iii) neither the Company nor any Subsidiary has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past five years, nor has the Company or any Subsidiary planned or announced any such action or program for the future. The Company and each of its Subsidiaries have complied with all laws applicable to any of them relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company and each of its Subsidiaries is in compliance with their obligations with respect to employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. There are no collective bargaining agreements relating to any employees with respect to their employment with the Company or any of its Subsidiaries except as disclosed on Schedule 3.13.
           3.18 Litigation. Except as set forth on Schedule 3.18 there are no claims, actions, suits, inquiries, complaints, charges, arbitrations, grievances, proceedings, or investigations pending, or, to the best knowledge of the Company, threatened against or relating to the Company or any Subsidiary or with respect to the transactions contemplated by this Agreement, before any court or governmental or regulatory authority or body which, if decided adversely, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, nor does the Company know of any facts which would provide a justifiable basis for any such claim, action, proceeding or investigation. Neither the Company nor any Subsidiary nor any property of any of them is subject to any order, judgment, injunction or decree entered by any foreign or United States federal, state or local court or governmental agency and outstanding against the Company or any of its Subsidiaries.
           3.19 Taxes. (a) For all periods ending on or prior to the Closing Date there have been or will be timely filed with respect to the Company and all of its Subsidiaries, with the appropriate United States or foreign, Federal, state and local governmental agencies, all tax returns including estimated tax returns and other information returns and reports which are required to be filed prior to the Closing Date by or with respect to them and each such document is or will be complete, correct and in accordance with all requirements of applicable law and regulations.
           (b) Except as otherwise set forth on Schedule 3.19(b), the Company and all of its Subsidiaries have paid or will pay or caused to be paid in full all Taxes, assessments or deficiencies due prior to the Closing Date or which may be claimed to be due prior to the Closing Date to any taxing authority or otherwise required to be paid or deposited prior to the Closing Date by or with respect to them for all periods ending on or prior to the Closing Date.
           (c) Neither the Company nor any of its Subsidiaries is a party to any pending action or proceeding, nor, to the best of the Company's knowledge, has any action or proceeding been threatened by any governmental authority (domestic or foreign), for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted relating in whole or in part to the Company or any of its Subsidiaries.

There are no outstanding agreements or waivers extending the statutory periods of limitations for the assessment or collection of Taxes against the Company or any of its Subsidiaries.
           (d) Federal income tax returns of the Company and all of its Subsidiaries have been examined by the Internal Revenue Service through November 30, 1989. Income and franchise tax returns of the Company and all of its Subsidiaries have been examined as shown on Schedule 3.19(d). True and complete copies of all Federal and state income and franchise tax returns for each past tax year (or portion thereof) which were required to have been filed and for which the statute of limitations for assessment or collection of Taxes has not run have been previously delivered or made available to Buyer.
           (e) The liabilities and/or prepaid asset for Taxes reflected in the Financial Statements are accurate and the amounts reflected for Taxes therein are sufficient for the payment of all accrued, unpaid or deferred Taxes of the Company and its Subsidiaries for all periods ended on or prior to November 30, 1993 whether or not disputed.
           (f) Neither the Company nor any of its Subsidiaries has filed any consent with the Internal Revenue Service to have Section 341(f)(2) of the Code apply, nor has any agreement under Section 341(f)(3) of the Code been filed in respect of the Company or any of its Subsidiaries.
           (g) Except for the group of which the Company and its Subsidiaries are presently members, since December 31, 1987, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where the Company was the common parent corporation of such affiliated group.
           (h) None of the assets of the Company or any of its Subsidiaries is property that is subject to the "safe harbor lease" provisions of former
Section 168(f)(8) of the Code.
           (i) The Company is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
           (j) The Company and its Subsidiaries file tax returns in the jurisdictions set forth on Schedule 3.19.
           (k) There are no Liens with respect to Taxes upon any of the assets properties of the Company or any Subsidiary than with respect to Taxes not yet due and payable).
           (l) Neither the Company nor any Subsidiary is a party to, is bound by, or has any obligation under, any Tax sharing agreement or similar contract, except as between the Company and certain of its Subsidiaries.
           (m) None of the Sellers is a "foreign person" within the meaning of Section 1445(b)(2) of the Code.
           3.20 Intangible Property. The of the transactions contemplated hereby will not alter or impair rights of the Company or its Subsidiaries to any United States and foreign trademarks, trade names, service marks, service names, technology, and applications therefor (collectively "Intangible Property") by or licensed to the

Company or its Subsidiaries. Except as disclosed on Schedule 3.20, to the best of the Company's knowledge neither the Company nor its Subsidiaries have infringed, misappropriated or misused any Intangible Property owned by another, and no claim has been asserted by any person alleging the invalidity, abuse, misuse or unenforceability of any Intangible Property or that the Intangible Property constitutes an infringement of another person's intellectual property, or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which the Company or any of its Subsidiaries is a party. Except as disclosed on Schedule 3.20, the Company has not granted, or obligated itself to grant, any outstanding licenses or other rights in or to any of the Intangible Property by or licensed to the Company or its Subsidiaries. All U.S. and foreign registrations of patents, copyrights, designs and trademarks included in the Intangible Property are in full force and effect and no pending applications therefor have been abandoned.
           3.21 Approval of Agreement. (a) The execution and delivery of this Agreement has been duly authorized and approved by the requisite vote of the Board of Directors of the Company. Pursuant to such authorization and approval, the Company has full and unrestricted legal right, power and authority to enter into this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Company and, assuming this Agreement constitutes a valid and binding obligation of Buyer, is enforceable against it in accordance with its terms.
           (b) Except with respect to expiration of the Hart-Scott-Rodino waiting period, no authorization, order, consent, or approval of, or filing or registration with, any third party or domestic or foreign governmental or regulatory authority is necessary for or in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement.
           3.22 Licenses, Permits, Authorizations, Etc. The Company and each Subsidiary have all approvals, authorizations, consents, licenses, orders, franchises, certificates of public convenience, rights, registrations and permits (collectively, "Permits") of all governmental agencies, whether federal, state or local, United States or foreign, required to permit the operation of their businesses as presently conducted. All of the Permits are in full force and effect and the Company is not aware of any impediment to the renewal of any Permit. Neither the Company nor any Subsidiary has engaged in any activity which would cause revocation or suspension of any of such Permits, and no action or proceeding looking to or contemplating the revocation or suspension of any Permit is pending or, to the best knowledge of the Company, threatened. The Company and each Subsidiary have made proper application for (or, in the case of applications not yet eligible for filing, have used their reasonable best efforts to make proper preparation for filing) all such Permits as the Company or any such Subsidiary has deemed will be required to permit the Company and each Subsidiary to conduct their businesses in accordance with present plans for expansion.
           3.23  Insurance.  All of the insurance policies listed on Schedule
3.13 are outstanding and in full force and effect and all premiums with respect to such policies are currently paid or accrued. No notice of cancellation or termination has been received with respect to any such policy and the insurance policies to which the Company is a party provide adequate insurance coverage for the assets and operations of the Company and its Subsidiaries in light of the nature of the Company's business and the localities where such assets and operations are located.
           3.24 Books and Records. The books and records of the Company and each Subsidiary are in all material respects complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial condition and results of operations of the Company and each Subsidiary set forth in the Financial Statements.
           3.25 Accounts Receivable and Accounts Payable. The accounts receivable of the Company and the Subsidiaries reflected on the Financial Statements and all accounts receivable arising thereafter and prior to the date hereof arose from bona fide transactions in the ordinary course of business and are current and fully collectible, less the applicable allowance for doubtful accounts. No counterclaims or offsetting claims in excess of $100,000, in the aggregate, with respect to such accounts receivable are pending or, to the best knowledge of the Company, are threatened. The accounts payable reflected on the Financial Statements are complete and accurate and all accounts payable arising thereafter and prior to the date hereof arose from bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.
           3.26 Condition of Assets. The assets and properties owned, operated or leased by the Company and any Subsidiary and used in their businesses are in a normal state of repair and operating condition, reasonable wear and tear excepted, and suitable for the uses for which intended.
           3.27 Inventory; Returns Policy. (a) The inventory (other than obsolete or excess items) of the Company and the Subsidiaries as reflected on the Financial Statements and any inventory acquired or produced after that date, consisted of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods of a quantity and quality saleable in the ordinary course of business, and such inventory is fit and sufficient for the purpose for which it was procured or manufactured. All obsolete or excess items in said inventory have been written down or written off or otherwise provided for in accordance with GAAP. Since December 1, 1993, inventories have been purchased or produced in the ordinary course of business and consistent with the anticipated requirements of the Company and the Subsidiaries.
           (b) The Financial Statements reflect reserves, which are adequate in accordance with GAAP, for all returns.

           3.28  Transactions with Affiliates.  Except as disclosed in Schedule
3.28 hereto and except for intercompany transactions between the Company and its Subsidiaries, neither the Company nor any Subsidiary is now, nor during the past three years has been, a party, directly or indirectly, to any contract, lease, arrangement or transaction, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any affiliate of the Company or its Subsidiaries, or any officer, director, employee, proprietor, partner, shareholder or any "associate" of the Company or any affiliate of the Company or its Subsidiaries (as the term "associate" is defined in Rule 405 of the Rules and Regulations promulgated under the Securities Act of 1933), other than a contract, or arrangement by reason of, which relates to or is in connection with the full or part time employment of an employee, nor are there now, or for the past three years have there been, any loans outstanding to any of such persons from the Company or any of its Subsidiaries.
           3.29 Brokers and Finders. No broker, finder or investment banker engaged by or on behalf of the Company or any Seller is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereunder, except for J.P. Morgan Securities, Inc. ("JPM"). Except for such obligations to JPM, neither any Seller, the Company nor its Subsidiaries have incurred any liability for brokers' fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.
           3.30 Materials Previously Furnished to Buyer. (a) Except to the extent previously disclosed in writing to Buyer, since December 1, 1993, neither the Company nor any Subsidiary has made, agreed to make, or announced any general change in wages, compensation or employee benefits or any change in the wages, compensation or employee benefits of any employee whose total annual compensation is in excess of $50,000, entered into any employment contract with any officer or employee involving an annual rate of compensation in excess of $50,000 or which is not terminable without liability by it on thirty days' notice or less, or made any loan to, or entered into any transaction of any other nature with, any officer, director or shareholder of the Company or any Subsidiary, other than travel advances or any other transactions not exceeding $5,000 per officer, director or shareholder.
           (b) The Company has previously delivered in writing to Buyer the following information:
                 (i) the names and current annual compensation rates of all employees of the Company or any Subsidiary whose current annual rate of compensation (including bonuses) is $50,000 or more;
                 (ii) the names of all retired officers and employees of the Company or any Subsidiary who are receiving or are entitled to receive any pension under any unfunded plan not qualified under Section 401 of the Internal Revenue Code of 1954, as amended, their ages and their current annual unfunded pension rates; and
                 (iii) a summary of workers compensation and product liability insurance claims for the Company and the Subsidiaries for the years 1989 through the date of this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer makes the following representations and warranties.
           4.1 Corporate Existence and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has the requisite corporate power and authority to own, lease and operate the properties now owned or leased by it and to carry on its business as now conducted.
           4.2 Approval of Agreement. (a) The execution and delivery of this Agreement has been duly authorized and approved by the requisite vote of the Board of Directors of Buyer. Pursuant to such authorization and approval, Buyer has full and unrestricted legal right, power and authority to enter into this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Buyer and, assuming this Agreement constitutes a valid and binding obligation of Sellers, is enforceable against Buyer in accordance with its terms.

           (b) Except with respect to expiration of the Hart-Scott-Rodino waiting period, no authorization, order, consent, or approval of, or filing or registration with, any third party or domestic or foreign governmental or regulatory authority is necessary for or in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated by this Agreement.
           4.3 No Violation, Conflicts. (a) Buyer has complied with, and is not in default in any respect under, any laws, rules, regulations, orders or decrees applicable to its businesses or properties where failure to so comply or any such default would reasonably be expected to adversely affect its ability to consummate the transactions contemplated hereby. Buyer has not received notice of any violation of any applicable Federal, state, local or foreign law, rule, regulation, order or decree relating to its property or the operation of its business which violation would reasonably be expected to adversely affect its ability to consummate the transactions contemplated hereby.
           (b) The execution and delivery of this Agreement by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby in compliance with the provisions hereof will not, (i) conflict with any provision of the Certificate of Incorporation or By-laws of Buyer; (ii) violate any United States Federal, state or foreign law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality, to which Buyer is subject; or (iii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any agreement, indenture or other instrument to which Buyer is a party or to which any of its property is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or action by a third party, would result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of Buyer. Buyer is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may restrict or interfere with the performance of this Agreement.
           4.4 Funds Available for Purchase. Buyer has access to the necessary funds to meet its obligations herein.
           4.5 Purchase for Investment. Buyer is purchasing the Common Stock for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended.

                                   ARTICLE V

                           COVENANTS PRIOR TO CLOSING

           5.1 Covenants of the Company. The Company covenants and agrees with Buyer that from and after the date of this Agreement and until the Closing Date, the Company and its Subsidiaries shall conduct their respective businesses in the ordinary and usual course, consistent with past management practices (including, without limitation, management of inventory, collection of accounts receivable, payment of accounts payable and timing of receipts and disbursements of cash), subject to the following provisions and limitations:
          (a) Operation of Business. Except as otherwise provided by this Agreement or as provided for by the terms of the contracts, commitments or proposals described in the Schedules to this Agreement, without the prior written consent of Buyer (which consent will not be unreasonably withheld), the Company and its Subsidiaries shall not:
                 (i) Enter into any material contract or commitment or engage in any material transaction which is not in the usual and ordinary course of business or consistent with prior practices;
                (ii) Sell or dispose of or encumber or agree to permit the establishment of any Lien on any of the Company's or the Subsidiaries' assets (whether tangible or intangible), other than in the usual and ordinary course of business or as contemplated hereby;
               (iii) Make any capital expenditure or enter into any lease of capital equipment or real estate involving a capital commitment in excess of $100,000;
                (iv) Declare or pay any dividend (whether in cash, stock or property or any contribution thereof) or make any sale of, or distribution in respect of, the capital stock of the Company or directly or indirectly redeem, purchase or otherwise acquire any of the capital stock of the Company;

                 (v) Make any amendments to or changes in the certificate or articles of incorporation or bylaws or other governing instruments of the Company or its Subsidiaries or the terms of any outstanding security;
                (vi) Issue or commit to issue any capital stock of any class or series (other than pursuant to the exercise of any Options), or any securities convertible into or exchangeable for shares of capital stock of any class or series, or grant or issue any options, warrants or other rights to acquire any shares of capital stock or other ownership interest.
               (vii) Enter into any employment agreement or bonus, stock options, profit sharing, pension, retirement or other similar arrangement or plan not in existence on the date hereof or grant any increase in the rate of compensation or in the benefits payable or to become payable to any officer or other employee over the levels in effect on the date hereof, other than normal merit increases of employees who are defined as non-exempt from the Fair Labor Standards Act of 1938, as amended, or increases required by applicable law;
              (viii) Enter into any joint venture, partnership or other similar arrangement for the conduct of their businesses; (ix) Purchase or enter into any contract to purchase (i) the capital stock of any company or (ii) the assets of any company purchased as part of the acquisition of a business;
                 (x) Enter into any transaction with Sellers or any of their affiliates (including, without limitation, the making of any loans or advances of cash or property), other than in the ordinary course of business incident to their employment by the Company or any Subsidiary or as required by the terms of any arrangement disclosed in any of the Schedules hereto;
                (xi) Create, incur, assume or guarantee any indebtedness for money borrowed, including obligations in respect of capital leases, but excluding drawings in the ordinary course of business under the
           Company's existing credit facilities upon written notice to Buyer;
               (xii) Change the accounting methods, principles or practices employed by the Company and its Subsidiaries, except as required by
           GAAP; or
              (xiii) Modify, change or terminate in any respect any existing license, lease, contract or other similar document relating to its business other than in the ordinary course of business.
     Notwithstanding the foregoing or any other provisions contained herein, Buyer acknowledges that from the date hereof up to and including the Closing Date, the Company will make any scheduled or required payments of principal and interest on its outstanding debt obligations as they become due and payable, including payments on indebtedness owed to certain of the Sellers or their affiliates and may, in its discretion, make payments in the ordinary course of business on the Revolver described on
     Schedule 2.3(a). Any action or transaction to which Buyer consents shall be deemed to be an exception to the representations, warranties and covenants contained herein.
           (b) Preservation of Business. The Company and the Subsidiaries will use their respective reasonable best efforts to operate their business in the ordinary course, keep their respective business organizations intact, including their respective present employees and present relationships with suppliers and customers and others having business relations with them.
           (c) Insurance and Maintenance of Property. The Company and the Subsidiaries will use their respective reasonable best efforts to cause all property and assets owned or leased by them to continue to be insured in a manner comparable to that in which such property and assets are presently insured, and to operate, maintain and repair their respective property and assets in the ordinary course of business.
           (d) Full Access. The Company shall use its reasonable best efforts to (i) cause Buyer and its agents, consultants and representatives to be given full access, during normal business hours throughout the period after the date hereof and prior to the Closing Date, to the buildings, offices, books, records, files and personnel of the Company and its Subsidiaries and (ii) cause the Company and its Subsidiaries to have its and their officers furnish Buyer with financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries, including, without limitation, unaudited financial statements of the Company and its Subsidiaries on a monthly basis, within 15 days after the end of each month, and on a quarterly basis, within 30 days after the end of each quarter, prepared on a basis consistent with the prior practices of the Company, which present fairly the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and their consolidated results of operations for the periods indicated. No investigation pursuant to this Section 5.1(d) shall affect any representations or warranties or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.
           5.2   No Shopping.
     Sellers shall not and shall each use their reasonable best efforts to not permit any of their agents or representatives (including, without limitation, investment bankers, attorneys and accountants) or any of the officers, employees, agents, affiliates and representatives of the Company and its Subsidiaries to, directly or indirectly (i) solicit, initiate or encourage the submission of any inquiries, indications of interest, proposals or offers from any corporation, partnership, person, entity or group, other than Buyer (collectively, "Third Parties"), concerning the sale, repurchase or redemption of any shares of the Common Stock or any other shares of capital stock of the Company, the sale of any stock of any Subsidiary, the sale of any assets of the Company or its Subsidiaries (other than sales in the ordinary course of business or any matters disclosed in any of the Schedules hereto) or any merger, recapitalization or other business combination transaction involving the Company or its Subsidiaries,
(ii) participate in any discussions or negotiations regarding, or enter into any agreements or understandings relating to, any of the foregoing with, or provide any information concerning the Company, its Subsidiaries or any of the foregoing to, any Third Parties, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Parties to do or seek any of the foregoing. The obligations of Sellers under this Section shall be several and not joint.
           5.3   Covenants of Buyer.
           (a) Confidentiality. The terms of the Confidentiality Agreement between Buyer and JPM, as agent for the Company, dated March 16, 1993, shall apply to any information disclosed to Buyer in connection with this Agreement and the transactions contemplated hereby.
           5.4   Covenants of Buyer, Sellers and the Company.
                 (a) Governmental Filings. Buyer, each Seller and the Company shall make promptly or cause to be made, all filings, notifications and submissions with any governmental agency, whether federal, state or local, United States or foreign, required to be made by each of them in connection with the consummation of the transactions contemplated hereby, including without limitation all filings required under the HSR Act, and each shall cooperate with the other parties in the preparation of all filings, submissions and notifications required by such other parties and in seeking early termination of the applicable waiting periods under the HSR Act.
                 (b) Cooperation. Buyer, the Company and each Seller will use their respective best efforts to obtain all consents, waivers, authorizations, orders or approvals from any governmental authority or any Third Party necessary to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by them pursuant to this Agreement and to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable.
                 (c) Public Announcements. Buyer, Sellers' Representative and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior approval of the other parties hereto, except to the extent that such party is advised by counsel, in good faith, that such announcement or release is required as a matter of law (in which event prior notice shall be given to the extent practicable).

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

           6.1 Conditions to the Obligations of Each Party. The obligations of Buyer and Sellers to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date.
             (a) Hart-Scott-Rodino Compliance. Any waiting period and any extension thereof under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
             (b) No Injunction or Prohibition. No temporary restraining order or preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order shall have been promulgated or enacted by any governmental authority or shall be in effect, and no action or proceeding before any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, by any government or governmental authority, domestic or foreign, is pending or, to the best knowledge of Sellers or Buyer, threatened which would make the sale of the Common Stock to, or the holding of the Common Stock by, Buyer illegal or which would otherwise prevent the consummation of the transactions contemplated hereby.
           6.2 Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Sellers to waive any one or more of such conditions:
            (a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made again on the Closing Date except for those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date.
            (b) Performance of this Agreement. Buyer shall have duly performed and complied in all material respects with all of its obligations pursuant to this Agreement on or prior to the Closing Date.
            (c) Certificate of Buyer. Sellers shall have received a certificate or certificates signed by an executive officer of Buyer dated as of the Closing Date and certifying that the conditions set forth in subsections 6.2(a) and 6.2(b) have been fully satisfied.
            (d) Purchase Price. Sellers have received from Buyer the Purchase Price minus the Indebtedness Payments (as contemplated by Section 2.3).
            (e)  Repayment of Indebtedness.  The indebtedness referred to in
      Section 2.3 shall have been repaid in full.
            (f) Redemption of Preferred Stock. The Preferred Stock shall have been redeemed in full as contemplated by Section 2.3.
            (g) Termination of Options. The Options shall have been terminated as contemplated by Section 2.3.
            (h) Further Assurances. Sellers shall have received such further instruments and documents as may reasonably be required in connection with the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.
            (i) Necessary Consents. All statutory requirements for the valid consummation by Sellers of the transactions contemplated by this Agreement shall have been fulfilled and all required authorizations, consents, orders and approvals by any governmental authority which are required for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

            (j) Opinion of Counsel. Buyer shall have delivered to Sellers an opinion of Richard W. Davies, counsel for Buyer, in the form attached as Exhibit A to this Agreement.
            6.3 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:
             (a)  Representations and Warranties of Sellers and the Company.
      The representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made again on the Closing Date except for those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date.
             (b) Performance of this Agreement. Sellers and the Company shall have duly performed and complied in all material respects with all of their respective obligations pursuant to the terms of this Agreement on or prior to the Closing Date.
             (c) Certificates of the Company. Buyer shall have received certificates signed by the President and Chief Financial Officer of the Company dated as of the Closing Date certifying that the conditions set forth in subparagraphs 6.3(a), 6.3(b) and 6.3(f) have been fully satisfied.
             (d) Stock Certificates. Buyer shall have received certificates registered in the names of Sellers, endorsed to Buyer or in blank, representing the Common Stock together with evidence of payment of any applicable transfer taxes.
             (e) Necessary Consents. All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all required authorizations, consents, orders and approvals by any governmental authority or any third party which are required for or in connection with the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect, except for such third party authorizations, consents, orders or approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
             (f) No Adverse Changes. Except as contemplated by this Agreement, there shall have been no Material Adverse Effect from the date of this Agreement to the Closing Date.
             (g) Opinion of Counsel. Sellers shall have delivered to Buyer an opinion of Bryan Cave, counsel for the Company, in the form attached as Exhibit B to this Agreement.
             (h) Certificate of Sellers. Buyer shall have received a certificate signed on behalf of Emerson Electric Co. and

      J.P. Morgan Capital Corporation in the form attached hereto as Exhibit C.
             (i) Letters of Resignation. Buyer shall have received an executed copy of the written resignation, effective as of the Closing Date, of each director of the Company and its Subsidiaries from his or her position as director.
             (j) Release of Liens. Seller shall have obtained releases of all Liens and security interests held by the creditors listed on Schedule 2.3(a) including executed Uniform Commercial Code termination statements terminating such creditors' Liens on any and all of the Company's and the Subsidiaries' assets and Buyer shall receive evidence of such releases.
             (k) Further Assurances. Buyer shall have received such further instruments and documents as may reasonably be required in connection with the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.

                                  ARTICLE VII

                          COVENANTS FOLLOWING CLOSING

           7.1 Access to Books and Records; Corporation. Each of Buyer and the Company agrees that following the Closing Date it shall not, and shall not permit the Company or its Subsidiaries to, destroy or otherwise dispose of any of those books, records and other documents held by the Company (relating to the properties, liabilities or operations of the Company prior to the

Closing Date) for a period of five years commencing on the Closing Date. Buyer agrees that it shall, and it shall cause the Company to, make available to Sellers and their representatives and agents all such books, records and documents, and permit Sellers and their respective representatives and agents to examine, make extracts from and, at Sellers' expense, copy such books, records or documents at any time during normal business hours to reasonably facilitate (i) the preparation by Sellers of any tax returns as they may be required to file with respect to the operations of what was Sellers' or the Company's business, the making of any election related to Taxes or in connection with any audit, amended return, claim for refund or any suit or proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims, suits or proceedings which may have been or may be made against Sellers in connection with what was Sellers' or the Company's business or (iii) otherwise reasonably relating to Sellers' ownership of capital stock of the Company. Notwithstanding the foregoing, the Company shall have the right to destroy all or part of such books, records and documents at an earlier time by giving each party hereto 30 days' prior written notice of such intended disposition and by offering to deliver to such party at its expense, custody of such books, records and documents as the Company intends to destroy.
           7.2 Directors and Officers Insurance and Indemnification. Buyer and the Company shall use their best efforts to secure a one year extended reporting period for any directors and officers insurance policy which may be in effect on the Closing Date, upon expiration thereof. The terms and conditions of such coverage shall be no less advantageous to the directors and officers of the Company and the Subsidiaries than that which is in effect as of the date hereof. For a period of five years from the Closing Date, the Company and the Subsidiaries will maintain, without any reduction in scope, and will fully comply with, the indemnification provisions for present and former directors and officers contained in the certificates or articles of incorporation and by-laws of the Company and the Subsidiaries. Without limiting the generality of the foregoing, during such five year period, the Company and the Subsidiaries will
(a) indemnify to the maximum extent permitted by law all present and former directors and officers of the Company and the Subsidiaries against any claim, liability or expenses arising out of or related to their services as such or otherwise on behalf of the Company or any Subsidiary and (b) in the event of any claim, investigation or proceeding, pay as incurred any such present or former director's or officer's reasonable legal and other expenses upon receipt of an undertaking to repay such amounts if it is finally determined that he or she is not entitled to be indemnified.
           7.3 Cooperation. Sellers and Buyer will use their reasonable best efforts to cause all post-Closing transactions and events to occur as soon as practical following Closing, and will cooperate with each other as reasonably required for such purpose. From and after the Closing, Buyer and Sellers shall execute and deliver or use their reasonable best efforts to cause to be executed and delivered to one another such further instruments, documents and conveyances, and to make all filings with and to obtain all consents, approvals or authorizations of any governmental or regulatory authority or any other person under any permit, license, agreement, indenture or other instrument, and shall take such other action as may be reasonably required to effectively carry out the terms and provisions of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VIII

                                INDEMNIFICATION

           8.1 Survival of Representations and Warranties. The representations and warranties of Sellers contained in Sections 3.1 and 3.3(a) of this Agreement or in stock transfer powers delivered hereunder or pursuant hereto shall survive the Closing and shall continue in effect indefinitely. None of the other representations and warranties or certificates of any of the Sellers, the Company or Buyer shall survive the Closing.
           8.2 Indemnification by Sellers. (a) Sellers, severally and not jointly, agree to indemnify and hold Buyer and each of its affiliates and their directors, officers, employees and agents harmless against and in respect of
(i) any loss, claim, liability or damage incurred or sustained by any of Buyer, its affiliates or their directors, officers, employees and agents, as a result of any inaccuracy of or breach by such Seller of its representation and warranty contained in Sections 3.1 and 3.3(a), or in stock transfer powers delivered hereunder or pursuant hereto, and (ii) all reasonable costs and expenses (including reasonable attorneys' fees) incurred by each of Buyer, its affiliates and their directors, officers and employees, in connection with any action, suit, proceeding, demand, assessment or judgment arising out of any such inaccuracy or breach.
           (b) Promptly after receipt by Buyer under this Section 8.2 of notice of any claim or the commencement of any action, Buyer shall, if a claim in respect thereof is to be made against a Seller under this Section 8.2, notify such Seller in writing of the claim or the commencement of that action, provided that the failure to notify such Seller shall not relieve it, him or her from any liability which it, he or she may have to Buyer to the extent that such Seller has not been prejudiced thereby. If any claim shall be brought against Buyer, and it shall so notify a Seller, such Seller shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to Buyer, and to settle and compromise any such claim or action, provided, however, that, if such settlement provides for any obligation on the part of Buyer, the Company or any Subsidiary, such settlement or compromise shall be effected only with the consent of Buyer, which consent shall not be unreasonably withheld. After notice from such Seller to Buyer of its, his or her election to assume the defense of such claim or action, such Seller shall not be liable for other expenses subsequently incurred by Buyer in connection with the defense thereof other than reasonable out-of-pocket costs of investigation, provided, however, that Buyer shall have the right to employ counsel to represent it if, in Buyer's reasonable judgment, it is advisable for Buyer to be represented by separate counsel, and in such event the fees and expenses of such separate counsel shall be paid by Buyer. Buyer and Sellers each agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

                                   ARTICLE IX

                                  TERMINATION

           9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
           (a)  By mutual written consent of Sellers' Representative and Buyer;
           (b) By either Buyer or Sellers' Representative in the event that the other party hereto shall, contrary to the terms of this Agreement, intentionally fail or refuse to consummate the transactions contemplated hereby or to take any other action referred to herein necessary to consummate the transactions contemplated hereby, after affording such defaulting party a five day period after notice in which to cure; or
             (c) By either Sellers' Representative or Buyer in the event the Closing does not take place (other than as a result of the failure of such party to perform its obligations hereunder) on or prior to June 30, 1994, unless such date is extended by the mutual written consent of Sellers' Representative and Buyer.

           9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect, other than in the event of a termination pursuant to Section 9.1(b), with no liability on the part of any party hereto, except for the provisions of Sections 5.3(a) and 10.6 which shall survive the termination hereof. In the event there is a breach of this Agreement prior to its termination pursuant to
Section 9.1 and such breach does not give rise to liability under Section 9.1(b), then the sole remedy of the parties hereunder for such breach shall be termination of this Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

           10.1 Entire Agreement and Modification. This Agreement, the Schedules attached hereto and the documents delivered pursuant hereto, and the Confidentiality Agreement constitute the entire agreement between the parties and supersedes all other prior agreements and understandings, written and oral, between the parties hereto, with respect to the subject matter hereof. No changes of, modifications of, or additions of this Agreement shall be valid unless the same shall be in writing and signed by the party to be charged thereby.
           10.2 Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and to their respective successors and assigns, provided that this Agreement shall not be binding upon the Company or any of the Sellers until duly executed by the Company and all of the Sellers. This Agreement shall not be assignable by any party without the prior written consent of the other parties, except that this Agreement may be assigned by Buyer to any wholly-owned subsidiary of Buyer (in which event, however, Buyer shall remain fully liable hereunder). Any attempted assignment of this Agreement in breach of this provision shall be void and of no effect. There are no third party beneficiaries of this Agreement, other than the parties hereto and their respective successors and assigns and except as provided in Section 7.2 hereof.
           10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
           10.4 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.
           10.5 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Missouri, as applied to contracts to be wholly performed within such state.
           10.6 Payment of Fees and Expenses. Each party hereto shall pay all fees and expenses of such party's respective counsel, accountants, bankers and other experts and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. Buyer expressly acknowledges and agrees that JPM and Bryan Cave have been retained by and their fees and expenses shall, upon presentation of customary statements therefor, be paid by the Company, and agrees that any such fees and expenses not paid on or before the Closing Date will be paid promptly upon presentation of such statements; provided that in the event the aggregate of the fees and expenses of JPM and Bryan Cave (including for such purpose all amounts paid in connection with the transaction contemplated by this Agreement prior to the date hereof) exceed $1,430,000, such excess shall be paid by Sellers. Other than JPM, no party has retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees and commissions with respect to the transactions contemplated by this Agreement. Each of Buyer and Sellers (severally and not jointly) agree to indemnify and hold the other harmless from and against all loss, cost, damage, claims and expenses, including reasonable attorneys' fees, which the other may sustain by reason of any claim for brokerage commissions or finders' or similar fees arising by reason of any act of the indemnifying party in connection with the transactions contemplated hereby.
           10.7 Parties. References herein to a "party" shall mean Buyer, on the one hand, and Sellers, collectively, on the other, for purposes of notice and communications. All representations, warranties and covenants of Sellers hereunder are several and not joint.
           10.8 Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, and addressed as set forth below and effective upon receipt at such addresses:

                 (a)    If the Buyer:

                              Hubbell Incorporated
                              584 Derby Milford Road
                              Orange, CT  06477
                              Attention: Richard W. Davies, Esq.

           with copy to:

                              Simpson Thacher & Bartlett
                              425 Lexington Avenue
                              New York, NY  10017
                              Attention: Joel S. Hoffman, Esq.

                 (b)    If to the Company (prior to Closing)

           or to Sellers:

                              c/o J. P. Morgan Securities, Inc.
                              60 Wall Street (31/60)
                              New York, New York  10260
                              Attention:  Anna Marie Fallon
                                            Vice President

           and to:

                              Sellers at their addresses specified on Schedule
                              10.8 hereto, unless changed by notice in writing to Buyer

           with copy to:

                              Bryan Cave
                              211 North Broadway, Suite 3600
                              St. Louis, Missouri  63102
                              Attention:  Don G. Lents, Esq.


           Any party may change the address to which notices are to be addressed by giving the other parties notice in the herein set forth.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                        HUBBELL INCORPORATED


                                        By: /s/ Harry B. Rowell
                                            ------------------------



                                        A. B. CHANCE INDUSTRIES, INC.


                                        By: /s/ Leif Lomo
                                            ------------------------



                                        J.P. MORGAN CAPITAL CORPORATION


                                        By: /s/ David M. Cromwell
                                            ------------------------

                                        TEACHERS INSURANCE AND
                                        ANNUITY ASSOCIATION OF AMERICA


                                        By: /s/ Loren S. Archibald
                                            ------------------------

                                        EMERSON ELECTRIC CO.


                                        By: /s/ James D. Switzer
                                            ------------------------


                                        /s/ Arthur H. Allen
                                        ----------------------------
                                        Arthur H. Allen


                                        /s/ Arthur H. Allen,
                                        attorney-in-fact for
                                        Doris J. Allen
                                        ----------------------------
                                        Doris J. Allen


                                        /s/ Robert W. Harmon
                                        ----------------------------
                                        Robert W. Harmon


                                        /s/ Mary C. Harmon
                                        ----------------------------
                                        Mary C. Harmon

                                        /s/ Harold L. Welborn
                                        ----------------------------
                                        Harold L. Welborn


                                        Harold L. Welborn,
                                        attorney-in-fact for
                                        Jane C. Welborn
                                        ----------------------------
                                        Jane C. Welborn


                                        /s/ Frank D. Myers
                                        ----------------------------
                                        Frank D. Myers


                                        /s/ Eileen L. Myers
                                        ----------------------------
                                        Eileen L. Myers


                                        /s/ Fred J. McCabe
                                        ----------------------------
                                        Fred J. McCabe


                                        /s/ Robert J. Tanner
                                        ----------------------------
                                        Robert J. Tanner


                                        /s/ Robert J. Tanner,
                                        attorney-in-fact for
                                        Peggy A. Tanner
                                        ----------------------------
                                        Peggy A. Tanner


                                        /s/ Richard L. Milhollin
                                        ----------------------------
                                        Richard L. Milhollin


                                        /s/ Joyce S. Milhollin
                                        ----------------------------
                                        Joyce S. Milhollin


                                        /s/ Charles A. Popeck
                                        ----------------------------
                                        Charles A. Popeck


                                        /s/ Karen A. Popeck
                                        ----------------------------
                                        Karen H. Popeck


                                        /s/ Hatim Taj
                                        ----------------------------
                                        Hatim Taj

                                        /s/ Hatim Taj,
                                        attorney-in-fact for
                                        Ajab Taj
                                        ----------------------------
                                        Ajab Taj


                                        /s/ John A. Langenfeld
                                        ----------------------------
                                        John A. Langenfeld



                                        /s/ J.T. Odom
                                        ----------------------------
                                        J.T. Odom


                                        /s/ Marcia A. Odom
                                        ----------------------------
                                        Marcia A. Odom


                                        /s/ William R. Hooper
                                        ----------------------------
                                        William R. Hooper


                                        /s/ William R. Hooper,
                                        attorney-in-fact for
                                        Amelia L. Hooper
                                        ----------------------------
                                        Amelia L. Hooper


                                        /s/ Harry J. Young
                                        ----------------------------
                                        Harry J. Young


                                        /s/ Frances L. Young
                                        ----------------------------
                                        Frances L. Young

                                             */


                                        ____________________________
                                        First National Bank
                                        & Trust Co., Custodian


                                        /s/ Randi S. Emmer
                                        ----------------------------
                                        Shearon Lehman Brothers,
                                        Custodian [Smith Barney Shearson]


                                        /s/ Russell Green
                                        ----------------------------
                                        Russell Green





- - ---------------------------------_

*/   See supplemental signature pages.

                                        /s/ Russell Green,
                                        attorney-in-fact for
                                        Bernice Green
                                        ----------------------------
                                        Berniece Green


                                        /s/ Jack W. Enk
                                        ----------------------------
                                        Jack W. Enk


                                        /s/ Shirley R. Enk
                                        ----------------------------
                                        Shirley R. Enk


                                        /s/ Robert J. Moore
                                        ----------------------------
                                        Robert J. Moore


                                        /s/ Leif Lomo
                                        ----------------------------
                                        Leif Lomo


                                        /s/ James P. Mullen
                                        ----------------------------
                                        James P. Mullen


                                        /s/ Donald R. Miller
                                        ----------------------------
                                        Donald R. Miller


                                        /s/ Ronald J. Bulanda
                                        ----------------------------
                                        Ronald J. Bulanda, Trustee


                                        /s/ Barbara A. Bulanda
                                        ----------------------------
                                        Barbara A. Bulanda, Trustee


                                        /s/ Pauline R. Bosch
                                        ----------------------------
                                        Pauline R. Bosch, Trustee

DEFINITIONS                                                        Page Number
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Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . .       7
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .       1
Commonly Controlled Entity  . . . . . . . . . . . . . . . . . . .      34
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
Company Property  . . . . . . . . . . . . . . . . . . . . . . . .       2
Company's Knowledge . . . . . . . . . . . . . . . . . . . . . . .       2
Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
Environmental Claim . . . . . . . . . . . . . . . . . . . . . . .       2
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . .       2
Environmental Permits . . . . . . . . . . . . . . . . . . . . . .       3
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Financial Statements  . . . . . . . . . . . . . . . . . . . . . .      12
Foreign Plan  . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Foreign Subsidiary  . . . . . . . . . . . . . . . . . . . . . . .       3
Former Company Property . . . . . . . . . . . . . . . . . . . . .       3
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
Indebtedness Payments . . . . . . . . . . . . . . . . . . . . . .       6
Intangible Property . . . . . . . . . . . . . . . . . . . . . . .      42
Intellectual Property Rights  . . . . . . . . . . . . . . . . . .      27
JPM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
Leased Premises . . . . . . . . . . . . . . . . . . . . . . . . .      21
Lessee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . .       4
Materials of Environmental Concern  . . . . . . . . . . . . . . .       4
Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44
Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . .       1
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . .       5
Revolver  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
Sellers' Representative . . . . . . . . . . . . . . . . . . . . .       4
Stockholders Agreement  . . . . . . . . . . . . . . . . . . . . .       6
Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . .      57